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                                                                    Exhibit 12.1

                STATEMENT RE: RATIO OF EARNINGS TO FIXED CHARGES

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
RADIAN GROUP INC.:
RATIO OF EARNINGS TO FIXED CHARGES AND TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
--------------------------------------------------------------------------------------------------------------------------

(in thousands)                                          2000           1999           1998           1997           1996
                                                      --------       --------       --------       --------       --------
FIXED CHARGES:
Interest expense                                      $  1,359       $  1,060       $    201       $     --       $     41
Estimate of interest within rental expense
                                                           990          1,048          1,000            788            693
                                                      --------       --------       --------       --------       --------
  Total Fixed Charges:                                $  2,349       $  2,108       $  1,201       $    788       $    734

FIXED CHARGES AND PREFERRED STOCK DIVIDENDS:
Total Fixed Charges                                   $  2,349       $  2,108       $  1,201       $    788       $    734
Preferred Stock Dividends                                3,300          3,300          3,300          3,300          3,300
                                                      --------       --------       --------       --------       --------
  Total Fixed Charges and Preferred Stock
  Dividends                                           $  5,649       $  5,408       $  4,501       $  4,088       $  4,034
                                                      ========       ========       ========       ========       ========



EARNINGS AND FIXED CHARGES:
Net Income                                            $248,938       $148,138       $142,237       $115,726       $ 90,450
Provision for Income Taxes                             103,532         71,328         55,676         43,435         31,717
                                                      --------       --------       --------       --------       --------
Income from continuing operations before income       $219,466
taxes                                                 $352,470       $219,466       $197,913       $159,161       $122,167

Extraordinary items
Cumulative effect of accounting changes
Equity in net losses of affiliates and fixed
charges                                                     --             --             --             --             --
                                                      --------       --------       --------       --------       --------
  Total Earnings                                       352,470        219,466        197,913        159,161        122,167
  Total Fixed Charges                                    2,349          2,108          1,201            788            734
                                                      ========       ========       ========       ========       ========

  TOTAL EARNINGS AND FIXED CHARGES                    $354,819       $221,574       $199,114       $103,156       $ 83,105
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     The ratio of earnings to fixed charges is computed by dividing (i) income before income taxes and fixed charges by (ii) fixed charges. Fixed charges consist of interest, expensed or capitalized on borrowings and the portion of rental expense which is deemed representative of interest.



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
EARNINGS AND FIXED CHARGES  AND PREFERRED DIVIDENDS:

  TOTAL EARNINGS AND FIXED CHARGES                   $354,819       $221,574       $199,114       $159,949       $122,901
  PREFERRED STOCK DIVIDENDS                             3,300          3,300          3,300          3,300          3,300
                                                     --------       --------       --------       --------       --------
  TOTAL EARNINGS, FIXED CHARGES, AND PREFERRED
    DIVIDENDS                                        $358,119       $224,874       $202,414       $163,249       $126,201
                                                     ========       ========       ========       ========       ========


RATIO OF EARNINGS TO FIXED CHARGES ( )                  151.1          105.1          165.8          203.0          167.4

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS ( )
                                                         63.4           41.6           45.0           39.9           31.3

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